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For Immediate Release
Contact:	Michael Morache—President and CEO Larry Betterley—Sr. Vice President & CFO Terri Reden—Communications Director 952.832.1000

Robert S. Peterkin, Urban Education Leader, joins PLATO Learning’s Board

MINNEAPOLIS–September 18, 2006–PLATO Learning, Inc. (NASDAQ:TUTR), a leading provider of K–adult computer-based and e-learning solutions, announced that Robert Peterkin, director of the Urban Superintendents Program and Francis Keppel Professor on Educational Policy and Administration at the Harvard Graduate School of Education has been elected to its Board of Directors.

Dr. Peterkin has focused entirely on education during his distinguished 35-year career, and he has earned a reputation as one of our nation’s leading advocates for urban education reform. Dr. Peterkin has been a teacher, administrator, and superintendent of Cambridge (Mass.) and Milwaukee (Wis.) Public Schools.

Since 1991, Dr. Peterkin has led the Urban Superintendents Program at Harvard with the mission to help future superintendents in urban schools elevate their political, managerial, and educational leadership skills and to drive qualitative change for teachers and learners. In 2003, Dr. Peterkin helped form and launch the Public Education Leadership Project, a collaborative initiative by the faculty of Harvard’s Business and Education Schools, to improve the administrative management and educational outcomes of urban school systems. Dr. Peterkin has written and lectured on equitable school choice, school governance, school desegregation, women and people of color in leadership, the achievement gap, and the impact of school reform on the achievement of African-American children.

“Dr. Peterkin brings vast education experience, with specific emphasis on urban education, to the Board,” said Dave Smith, PLATO Learning’s Executive Chairman. “He will be a valued contributor to our Board of Directors and a committed steward of our shareholders’ interests.” Mike Morache, CEO of PLATO Learning said, “our board of directors has four outstanding leaders of education in America – Dr. M. Lee Pelton, President of Willamette University; Dr. Robert Peterkin, Harvard Graduate School of Education; Dr. Ted Sanders, former President of Southern Illinois University and former Chief State School Officer for Ohio and Illinois; Dr. Warrens Simmons, Executive Director of the Annenberg Institute for School Reform at Brown University. I am grateful for their insight and guidance in helping the company shape its strategy to provide the truly innovative instructional technology for teachers and students in K12 and higher education.”

About PLATO Learning
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals. PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and in Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. PLATO, Inc. is a PLATO Learning, Inc. company.